EMPLOYMENT AGREEMENT

The Employment Agreement (the “Agreement”) is made as of the 1st day of December, 2006 (the “Effective Date”), by and between HandHeld Entertainment, Inc., a Delaware corporation (the “Company”) and Mary Dunne (“Employee”), an individual residing in the State of Florida.

WHEREAS, the Company has acquired the Business relating to Funmansion.com, which business was previously managed by Employee; and

WHEREAS, “Business” shall have the meaning set forth in the Asset Purchase Agreement executed by and among the Company, Employee and Aperio Technologies, Inc., a Florida corporation, on even date herewith (the “Purchase Agreement”); and

WHEREAS, the Company needs an experienced employee to run the Business and the Company wishes to engage Employee for such purpose;

NOW THEREFORE, in consideration of the premises and the covenants contained herein, the parties hereby agree as follows:

1. DUTIES AND POSITION. During the term of the Agreement, Employee agrees to be employed full time by and to serve the Company as an employee of Dorks, LLC, a division and wholly-owned subsidiary of the Company. The Company agrees to employ and retain Employee in such capacity and Employee accepts and agrees to such employment, subject to the general supervision, advice and direction of the manager of Dorks, LLC, who is currently John Kowal. Employee shall manage the Business, which shall include, without limitation, updating the Funmansion.com website with media content, maintaining link trades, answering user questions, and, in general, ensuring that the Business is properly functioning.

2. TERMS OF EMPLOYMENT.

2.1. Term of Employment. The Agreement shall be effective as of the date first set forth above and shall continue until November 30, 2007, unless sooner terminated pursuant to the provisions set forth herein (the “Term”).

Place of Performance. Employee shall be based at 2433 SW Independence Rd., Port St. Lucie, FL 34953 (“Place of Employment”). Under no circumstances shall Employee be assigned to duties and responsibilities that would require Employee to move Employee’s principal place of residence to a location more than twenty five (25) miles from Employee’s Place of Employment.

3. SALARY, BENEFITS AND BONUS COMPENSATION.

3.1. Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 4, the Company agrees to pay to Employee a salary equal to $24,000.00 per year, payable in twenty-four equal installments on the 15th and the last day of each month (as may be adjusted from time-to-time, the “Salary”). Employee’s salary shall be reviewed by the Company’s Board of Directors in accordance with Company policies, and Employee shall be eligible for increases in salary and benefits as determined by the Company’s Board of Directors in its sole discretion. In no event shall Employee’s salary be reduced below the Salary except with Employee’s consent which may be withheld in Employee’s sole discretion.

3.2. Bonuses. Employee shall be eligible for bonuses in accordance with Company policies

3.3. Employee Benefits. Employee shall be eligible to participate in all benefit plans generally available to Employees of the Company including health, dental, life insurance, stock and bonus compensation programs.

4. TERMINATION.

4.1. Definitions. For purposes of the Agreement, the following terms shall have the following meanings:

(a) “Termination For Cause” shall mean termination by the Company of Employee’s employment by the Company for reasons of Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony involving moral turpitude, persistent dishonesty or fraud, persistent willful breaches of the material terms of the Agreement, or habitual neglect of the duties which he is required to perform hereunder.

(b) “Termination Other Than For Cause” shall mean termination by the Company of Employee’s employment by the Company other than a Termination For Cause.

(c) “Voluntary Termination” shall mean termination of Employee’s employment with the Company by action of Employee (other than termination by reason of Employee’s disability or death as described in Sections 4.3 and 4.4).

4.2. Termination For Cause.

(a) Termination For Cause may be effected by the Company at any time during the Term and shall be effected by notice to Employee.

(b) Upon Termination For Cause, Employee immediately shall be paid any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plan of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

4.3. Termination by Reason of Disability.

(a) If, during the Term, Employee is determined by an examining physician to have failed to perform Employee’s duties under the Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a consecutive period of more than four (4) months, or an aggregate of more than six (6) months in a twelve (12) month period, the Company shall have the right to terminate Employee’s employment hereunder by notice to Employee.

(b) Upon a termination by reason of disability, the Company shall pay to the Employee any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

4.4. Death.

(a) In the event of Employee’s death during the Term, Employee’s employment shall be deemed to terminate as of the last day of the month during which Employee’s death occurs.

(b) Upon termination by death, the Company shall pay to Employee’s estate any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any accrued vacation pay and any appropriate business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

4.5. Voluntary Termination. Employee may effect a Voluntary Termination of Employee’s employment at any time upon written notice to the Company. The Company requests the courtesy of, and Employee agrees to provide to the Company, a thirty (30) day notice. In the event of a Voluntary Termination, the Company immediately shall pay any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Employee in connection with their duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

5. SEVERANCE COMPENSATION.

Upon a Termination Other Than for Cause, Employee shall receive a severance fee equal to two (2) months at Employee’s then-current Salary.

6. PAID TIME OFF. Employee shall be eligible to accrue vacation and sick leave according to the Company’s vacation and sick leave policies in effect from time-to-time applicable to employees, generally. Employee is ineligible to accrue vacation and sick leave benefits while Employee is absent without pay including, but not limited to, unpaid leaves of absence. The purpose of vacation leave is, among other things, to provide time for recreation and relaxation. The Company encourages all of its employees to take accrued vacation leave each year. Accordingly, the maximum vacation and sick leave Employee will be permitted to accrue is based on time of service and once the maximum amount has been reached, no additional vacation or sick leave, respectively, will accrue until Employee has reduced the balance of unused leave to less than the maximum.

7. HOLIDAYS. Employee shall be entitled to holidays with pay during each calendar year consistent with the holiday schedule applicable to management employees of the Company, generally.

8. COMPLIANCE WITH EMPLOYER’S RULES.

8.1 General. The employment relationship between the parties shall be governed by the general employment policies, procedures and rules of the Company, including (but not limited to) those relating to the protection of confidential information and assignment of inventions; provided, however, that when the terms of the Agreement differ from or are in conflict with the Company’s general employment policies or procedures, the Agreement shall control. Employee agrees to abide by all of the Company’s policies, procedures and rules in effect from time-to-time.

9. RETURN OF PROPERTY. Upon termination of Employee’s employment, Employee shall deliver all property (including keys, records, notes, lists, data, memoranda, models, and equipment) that is in the Employee’s possession or under the Employee’s control which is the Company’s property or related to the Company’s business.

10. INDEMNIFICATION OF EMPLOYEE. The Company shall indemnify Employee against any direct losses incurred by Employee in the course of Employee’s duties to the fullest extent permissible under applicable law.

11. MISCELLANEOUS.

11.1. Notice. Every notice or other communication required or contemplated by this Agreement by either party shall be in writing and shall be delivered to the other party at the address set forth on the signature page below by: (i) personal delivery; (ii) postage prepaid, return receipt requested, registered or certified mail; (iii) internationally recognized express courier, such as Federal Express, UPS or DHL; or (iv) facsimile or email with a confirmation copy sent simultaneously by postal mail. Either party may change its or his or her address for notice from time-to-time by providing written notice in the manner set forth above.

11.2. Attorney Fees.  In the event that any action, suit or other proceeding at law or in equity is brought to enforce the provisions of the Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, then all reasonable expenses, including, but not limited to, reasonable attorneys’ fees and disbursements (including those incurred on appeal) of the Company in such action, suit or other proceeding shall (on demand of the Company) forthwith be paid by Employee. If such action results in a judgment in favor of Employee, then all reasonable expenses, including but not limited to, reasonable attorney’s fees and disbursements (including those incurred on appeal) of Employee in such action, suit or other proceeding shall (on demand of Employee) forthwith be paid by the Company.

11.3. Entire Agreement. The Agreement, including the policies and procedure referred to in Section 8 above, supersedes all prior agreements, and the terms set forth herein represent the entire understanding and agreement between the Company and Employee regarding compensation, employment, status and position. It is further understood that the Company’s policies, procedures and rules may be amended or changed at any time by the Company.

11.4. Amendment. The Agreement may be modified or amended only if the amendment is made in writing and is signed by both parties. The Agreement cannot be altered in any way by any oral statement(s) made by Employee or the Company.

11.5. Severability. If any provision(s) of the Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision(s) of the Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

11.6. Waiver Of Contractual Right. The failure of either party to enforce any provision of the Agreement shall not be construed as a waiver or limitation of that party’s right subsequently to enforce and compel strict compliance with every provision of the Agreement.

11.7. Applicable Law. The Agreement shall be governed by the laws of the State of California.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HANDHELD ENTERTAINMENT, INC. By: /s/ Jeff Oscodar Jeff Oscodar, President 539 Bryant Street, Suite 403 San Francisco, CA 94107 Fax: (415) 495-7708	EMPLOYEE By: /s/ Mary Dunne Mary Dunne 2433 SW Independence Rd. Port St. Lucie, FL 34953 Fax: ___________